Exhibit 10.1

VECTREN CORPORATION
UNFUNDED SUPPLEMENTAL RETIREMENT PLAN
FOR A SELECT GROUP OF MANAGEMENT EMPLOYEES
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

Pursuant to rights reserved under Section 5.01 of the Vectren Corporation Unfunded Supplemental Retirement Plan For a Select Group of Management Employees (the “Plan”), Vectren Corporation (the “Company”) hereby amends and completely restates the Plan, effective as of January 1, 2005 (the “Restatement Effective Date”), to provide, in its entirety, as follows:

PREAMBLE

This Plan is an unfunded supplemental retirement plan for a select group of management employees of the Company and affiliates of the Company and is designed to meet applicable exemptions under Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended, and under Department of Labor Regulation Section 2520.104-23.

This Plan is intended to comply with the terms of Section 409A of the Code and it should be interpreted and administered in all respects possible to be in compliance.  In the event any provision is inconsistent with Section 409A of the Code, then the Company shall use its best efforts to amend the Plan to bring it into compliance and each Participant hereof agrees to any such amendment.

The Plan as set forth herein shall apply to benefits under the Plan, the payment of which commences on or after the Restatement Effective Date. Benefits for which payments commence prior to the Restatement Effective Date shall be determined in accordance with the provisions and administration of the Plan prior to the Restatement Effective Date, taking into account the provisions of the paragraph next below.

While it is the intention that all amounts deferred under the Plan will be subject to the provisions of Section 409A of the Code and applicable guidance issued thereunder, regardless of whether such amounts were deferred (within the meaning of Section 409A of the Code) on, prior to, or after January 1, 2005, amounts deferred as of December 31, 2004 with respect to Participants who terminated employment on or before December 31, 2004, for whom no amounts are deferred after December 31, 2004, and whose entire benefit under this Plan vested on or before December 31, 2004 are not intended to be subject to the provisions of Section 409A of the Code, and such amounts shall continue to be subject to the terms and conditions of the Plan as in effect prior to January 1, 2005.

ARTICLE I
DEFINITIONS

Section 1.01     Administrator.     The term “Administrator” means the Company, which shall have the sole authority to manage and to control the operation and administration of this Plan.

Section 1.02     Average Monthly Earnings.    The term “Average Monthly Earnings” means for a Participant an amount equal to the total salary (inclusive of bonuses and annual incentives under the Vectren Corporation At-Risk Compensation Plan (including successors) inclusive of incentive pay, inclusive of elective deferrals by such Participant to the Company Savings Plan and to any non-qualified deferred compensation plan maintained by the Company and inclusive of salary reductions elected  by such Participant to a plan maintained by the Company under Section 125 of the Code but exclusive of compensation related to restricted stock, stock options, stock appreciation rights, performance awards and stock unit awards made under the Indiana Energy, Inc. Executive Restricted Stock Plan, or the Vectren Corporation At-Risk Incentive Compensation Plan (including the successors to such plans) and exclusive of distributions under the Company Savings Plan and any nonqualified deferred compensation plan maintained by the Company) paid to such Participant by the Company in the sixty (60) consecutive calendar month period ending on the first (1st) to occur of:

(1)	the date of such Participant’s death, or

(2)	the date of such Participant’s Termination of Employment,

divided by sixty (60).

Section 1.03     Beneficiary.   The term “Beneficiary” means the Participant’s Beneficiary, if any, designated in accordance with Section 3.01(c).

Section 1.04     Board.    The term “Board” means the Board of Directors of the Company.  Whenever the provisions of this Plan require action by the Board, it may be taken by the Compensation and Benefits Committee of the Board with the same force and effect as though taken by the entire Board.

Section 1.05     Code.    The term “Code” means the Internal Revenue Code of 1986 as now in effect or hereafter amended and shall also include all regulations promulgated thereunder.

Section 1.06     Company.    The term “Company” means Vectren Corporation and any successors thereto; provided, however, that for purposes of Section 1.02, Section 1.07, Section 1.20, Section 1.21, Section 3.03 and Section 5.05, “Company” shall also include Proliance Energy, L.L.C. and any entity affiliated with the Company within the meaning of Section 414(b) of the Code and any successor thereto.

Section 1.07     Company Contributions Accounts.    The term “Company Contributions Accounts” means for a Participant the accounts maintained on his behalf in the Company

Savings Plan and the Company Non-Qualified Savings Plan to which Company contributions (other than his elective deferrals) are credited regardless whether funded, including the annual Company contribution to the Company Savings Plan and the Company Non-Qualified Savings Plan and matching contributions made on his behalf to the Company Savings Plan and the Company Non-Qualified Savings Plan.  The December 31, 2000 bookkeeping balance for the Company Contributions Account for the Participants in the Plan as of June 1, 2003 is listed on Exhibit A attached hereto and made a part hereof.  Effective for the period beginning on January 1, 2001, the Company Contributions Accounts shall be credited by a deemed interest rate of seven and one half percent (7½%), compounded annually.  The Company Contributions Account shall reflect Company matching contributions made to the Company Non-Qualified Savings Plan even though such contributions, and earnings (or losses) thereon, may not be funded and are simply bookkeeping entries.  Effective January 1, 2002, the Company Contributions Account of a Participant shall also reflect matching contributions which would have been made to the Company Savings Plan and the Company Non-Qualified Savings Plan had the Participant made the maximum elective deferral permitted under the Company Savings Plan and Company Non-Qualified Savings Plan.

Section 1.08     Company Non-Qualified Savings Plan.     The term “Non-Qualified Savings Plan” means any nonqualified deferred compensation plan as in effect from time to time.

Section 1.09     Company Pension Plan.     The term “Company Pension Plan” means the Vectren Corporation Combined Non-Bargaining Plan as now in effect or as hereafter amended.

Section 1.10     Company Restoration Plan.     The term “Company Restoration Plan” means the Vectren Corporation Defined Benefit Restoration Plan as now in effect or as hereafter amended.

Section 1.11     Company Savings Plan.     The term “Company Savings Plan” means the Vectren Corporation Retirement Savings Plan as now in effect or as hereafter amended.  For all purposes of this Plan (including, but not limited to, determining the amount of reduction in a Participant’s benefit applicable under Section 3.02(2)), the term “Company Savings Plan” shall also include the Proliance Energy, L.L.C. Retirement Savings Plan as now in effect or as hereafter amended and any other qualified defined contribution plan maintained by the Company.

Section 1.12     Company Savings Plan and Non-Qualified Savings Plan Monthly Benefit  Equivalent.     The term “Company Savings Plan and Non-Qualified Savings Plan Monthly Benefit Equivalent” means for a Participant the amount determined by converting such Participant’s Company Contributions Account to a monthly benefit for life commencing at the date of such Participant’s Termination of Employment or, if earlier, his death.  For purposes of making the conversion required by this Section, the following actuarial assumptions shall be used:

Interest Assumption:	7½% per year, compounded annually
Mortality Assumption:	1983 Group Annuity Mortality Table Unisex Rates

Section 1.13     Effective Date.     The term “Effective Date” means January 1, 1990.

Section 1.14     Joint and One-Half Survivor Annuity.     The term “Joint and One-Half Survivor Annuity” means the form of payment in which a monthly income is payable for the lifetime of a Participant and continuing thereafter in an amount one-half (1/2) as large to such Participant’s surviving Beneficiary or Spouse, if any, as applicable, for life.

Section 1.15     Participant.     The term “Participant” means any individual who is eligible for benefits under Article II of this Plan.

Section 1.16     Plan.     The term “Plan” means the Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees.

Section 1.17     Primary Social Security Benefit.    The term “Primary Social Security Benefit” means the monthly amount of old age insurance benefit available at age sixty-five (65) under the provisions of Title II of the Social Security Act in effect at a Participant’s Termination of Employment.  The computation of such amount shall be made by the Company, and the fact that a Participant does not actually receive such amount because of failure to apply, continuance of work or for any other reason shall be disregarded.  In determining a Participant’s Primary Social Security Benefit, the Company may estimate “wages” (as such term is interpreted for purposes of Title II of the Social Security Act) for any calendar year beginning before the date on which such Participant’s employment with the Company commenced by applying backwards from the earliest known complete calendar year earnings with the Company, using the U.S. Average Wage Table or any similar index substituted by the Social Security Administration.  For the period beginning on the date on which a Participant  terminates his employment with the Company and ending on the date he attains age sixty-five (65), such Participant shall be deemed to receive “wages” from the Company at the same level in effect immediately before his Termination of Employment.

Section 1.18     Retirement Age.    The term “Retirement Age” means the date on which a Participant attains age sixty-five (65).

Section 1.19      Spouse.    The term “Spouse” means the legal spouse of a Participant at the date of such Participant’s death or, if earlier, the date of his Termination of Employment.

Section 1.20     Termination of Employment.    The term “Termination of Employment” means a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Total Disability, as determined by the Administrator in accordance with Treas. Reg. §1.409A-1(h).  In determining whether a Participant has experienced a Termination of Employment, the following provisions shall apply:

(a)           For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Termination of Employment from Service shall occur when such Participant has experienced a termination of employment with such Employer.  A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-

month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)           For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Termination of Employment shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Administrator to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)           For a Participant who provides services to an Employer as both an Employee and an independent contractor, a Termination of Employment generally shall not occur until the Participant has ceased providing services for such Employer as both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively.  Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Termination of Employment until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts(a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a director shall not be taken into account in determining whether the Participant has experienced a Termination of Employment as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Termination of Employment as a director.

(d)           For the purpose of determining whether a Participant has experienced a Termination of Employment, the term “Employer” shall mean:

(1)	The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(2)
All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, the Administrator shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

Any reference in this Plan to a “termination of employment,” severance from employment or separation from employment shall be deemed to mean a Termination of Employment.

Section 1.21     Total Disability.     The term “Total Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

ARTICLE II
PARTICIPATION

The individuals eligible for benefits as Participants shall be listed on Schedule A to this Plan.  The Company may add additional Participants by action of the Board.  Participation shall be limited to senior vice presidents, business unit presidents and above.  Subject to Section 5.01, the Company may delete Participants by action of the Board.  Any additions or deletions of Participants shall be listed and reflected on Schedule A to the Plan.

ARTICLE III
BENEFITS

Section 3.01      Death Benefits.

(a)           Pre-Termination of Employment Death Benefit.  Upon the death of a Participant before his Termination of Employment, the Beneficiary, or if a Beneficiary is not designated in accordance with Section 3.01(c), then the Spouse, if any, of such Participant shall be entitled to receive an actuarially equivalent lump sum payment to the monthly benefits accrued by the Participant under Section 3.02 and Section 3.03 of the Plan.  The actuarially equivalent lump sum amount shall be determined using the same actuarial assumptions utilized at the time of the Participant’s death under the Company Pension Plan and shall be based on the monthly amount that would have been payable to the Participant had his employment terminated immediately prior to his death and he was eligible for benefits under Section 3.03 in the life annuity form; provided, however, that the reductions for age described in Section 3.03(1)(c) shall apply if the Participant’s death precedes his attainment of his Retirement Age.  Such lump sum payment shall be made on the first (1st) calendar day of the first (1st) month subsequent to the month of the Participant’s death.  In lieu of the lump sum benefit described above and if properly elected by the Participant at the time and in the manner and otherwise in accordance with Section 3.06, the Participant’s Beneficiary shall be paid in annual installments over five (5) or ten (10) years (as properly elected); provided, however, that the amount of the installment payments shall be based on the lump sum equivalent amount with interest credited, compounded annually on the unpaid installments, at seven and one-half percent (7½%) per year.  Installment payments shall begin at the first (1st) day of the first (1st) month subsequent to the month of the Participant’s death and continue on each anniversary thereof until paid in full.  If there is no Beneficiary designated and there is no surviving Spouse, the lump sum equivalent death benefit shall be paid to the Participant’s estate.

(b)           Post-Termination of Employment Death Benefit.  If a Participant dies after his Termination of Employment and such Participant was receiving monthly benefits at the time of his death under this Plan or was entitled to receive monthly benefits under this Plan under any other Section of this Article but such Participant’s date of death preceded the benefit commencement date, the Beneficiary, or if a Beneficiary is not designated in accordance with Section 3.01(c), then the Spouse, if any, of such Participant shall only be entitled to benefits hereunder if such deceased Participant was receiving or had elected to receive his benefits in the form of  a Joint and One-Half Survivor Annuity or in annual installments under Section 3.02, 3.03 or 3.04, whichever is applicable.  To the extent there are death benefit payments under this paragraph (b) of this Section 3.01, the monthly survivor benefits will be determined based on the amounts due under the Joint and One-Half Survivor Annuity election of the Participant or, if payments to the Participant were made in installments, the unpaid installments shall be made to the Participant’s Beneficiary at the same time payments would have been made to the Participant.

(c)           Beneficiary Designation. A Participant may designate a beneficiary of his interest in this Plan on a form specified by the Administrator.  Such designation shall be effective upon its receipt by the Administrator.  If a Beneficiary is not designated and the Participant is survived by a spouse, his Spouse shall be the Participant’s Beneficiary.

Section 3.02     Retirement Benefits.    Upon a Participant’s Termination of Employment on or after attainment of the Retirement Age, such Participant shall be entitled to receive monthly retirement benefits under this Plan for life.  The benefits shall be paid on the first (1st) calendar day of each month, commencing with the first (1st) month subsequent to the month in which occurs a Participant’s Termination of Employment and concluding with the month in which occurs his death.  The amount of the monthly retirement benefits for a Participant shall be equal to sixty-five percent (65%) of such Participant’s Average Monthly Earnings, less the following:

(1)
the sum of the monthly benefits which such Participant is entitled to receive under the Company Pension Plan and the Company Restoration Plan in effect at the date of such Participant’s Termination of Employment, assuming he elected to have his benefit payments under the Company Pension Plan and the Company Restoration Plan commence at age sixty-five (65) or, if later, the date of his

Termination of Employment in the form of a life annuity; provided, however, that for purposes of converting a cash balance account balance to a monthly benefit under the Company Pension Plan and the Company Restoration Plan, the conversion shall be effected using the same factors which are used in the Company Pension Plan;

(2)	such Participant’s Company Savings Plan and Non-Qualified Savings Plan Monthly Benefit Equivalent; and

(3)	such Participant’s Primary Social Security Benefit.

In lieu of the life annuity and for purposes of benefits payable under this Section and Sections 3.03 and 3.04, a Participant may elect to receive the actuarial equivalent of his monthly benefits calculated as of the date of Termination of Employment or Total and Permanent Disability in one of the following forms if the election is made by the Participant at the time and in the manner and otherwise in accordance with Section 3.06:

(a)           an actuarially equivalent Joint and One-Half Survivor Annuity paid at the same time and in the same manner as monthly retirement benefits would have been paid without such election; provided, however, the actuarial equivalent Joint and One-Half Survivor Annuity shall be determined in the same manner that actuarial equivalent is determined under the Company Pension Plan;

(b)           a lump sum benefit determined using the same actuarial assumptions set forth in the Company Pension Plan paid on the first (1st) calendar day of the first (1st) month subsequent to the month in which occurs the Participant’s Termination of Employment; and

(c)           five (5) or ten (10) year installments (as properly elected) which installments shall be based on the lump sum equivalent amount as described in subparagraph (b) above with interest credited, compounded annually, on the amount of the unpaid installments at seven and one-half percent (7½%) per year, with the first installment paid on the first (1st) calendar day of the first (1st) month subsequent to the month in which occurs the Participant’s Termination of Employment and continuing on each anniversary thereof until paid in full.

Notwithstanding anything contained in this Plan to the contrary, if the single sum actuarial equivalent (as determined utilizing the assumptions set forth in the Company Pension Plan) of the monthly benefits payable to a Participant or, if deceased, his Beneficiary, if elected, or Spouse does not exceed the limit under 402(g) of the Code, then the benefits shall be distributed on the first (1st) calendar day of the first (1st) month subsequent to the month in which occurs the Participant’s Termination of Employment in the form of a single lump sum distribution to the Participant or, if applicable, his surviving Beneficiary or Spouse.

Section 3.03     Other Termination of Employment Benefits.    If, before attainment of the Retirement Age and not by reason of his incurring a Total Disability, a Participant’s employment with the Company is terminated on or after reaching age fifty-five (55) and completing at least ten (10) years of service (as such term is defined in the Company Pension Plan) with the Company, such Participant shall be entitled to receive monthly retirement benefits under this Plan for life.  The benefits shall be paid on the first (1st) calendar day of each month, commencing with the first (1st) month subsequent to the month in which occurs such Participant’s Termination of Employment and concluding with the month in which occurs his death.  The amount of the early monthly retirement benefits for a Participant shall be equal to the amount by which:

(1)           the amount equal to:

(a)           sixty-five percent (65%) of such Participant’s Average Monthly Earnings, less such Participant’s Primary Social Security Benefit payable at age sixty-five (65) but determined as of the date of the Participant’s Termination of Employment, times

(b)           a fraction (not to exceed one (1)), the numerator of which is the number of full calendar months that such Participant was employed by the Company and the denominator of which is the number of full calendar months that such Participant would have been employed by the Company had his employment continued until the Retirement Age or, if lesser, three hundred and sixty (360); times

(a)           one hundred percent (100%) reduced by  five-ninths (5/9ths) of one percent (1%) for up to the first sixty (60) calendar months that the benefit commences before age sixty-five (65) and by five eighteenths (5/18ths) of one percent (1%) for each calendar month that the benefit commences before age sixty (60);

exceeds

(2)	the sum of:

(a)           the monthly benefits which such Participant is entitled to receive under the Company Pension Plan and the Company Restoration Plan in effect at the date of such Participant’s Termination of Employment, assuming he elected to have his benefit payments under the Company Pension Plan and the Company Restoration Plan commence at the date of his Termination of Employment in the form of a life annuity; provided, however, that for purposes of converting a cash balance account balance to a monthly benefit under the Company Pension Plan and the Company Restoration Plan, the conversion shall be effected using the same factors which are used in the Company Pension Plan; provided, further, that for purposes of determining the cash balance account to be converted under the Company Pension Plan, the portion of the account attributable to Section 4.13 of the Company Pension Plan (or any successor provision) and the special Three Hundred and Ten Dollar ($310) credits made under Section 4.04 of the Company Pension Plan (or any successor provision) shall be disregarded; and

(b)           such Participant’s Company Savings Plan and Non-Qualified Savings Plan Monthly Benefit Equivalent.

A Participant whose employment with the Company is terminated before attainment of age sixty-five (65) shall not be entitled to any benefits hereunder unless at the date of termination the Participant is at least age fifty-five (55) and has completed  at least ten (10) years of service with the Company.

Section 3.04     Disability Benefits.    A Participant whose Termination of Employment is the result of his incurring a Total Disability before the Retirement Age shall be entitled to receive monthly disability benefits under this Plan for life. The benefits shall be paid on the first (1st) calendar day of each month, commencing with the first (1st) month subsequent to the month in which such Participant attains the Retirement Age and concluding with the month in which occurs his death.  The amount of the monthly disability benefits for a Participant under this Section shall be determined in the same manner as retirement benefits are calculated under Section 3.02.

Section 3.05     Specified Employees.    Notwithstanding any provision to the contrary in this Plan, payment to any Participant who is at the time benefit payments are required to commence under this Article III a “Specified Employee” (as such term is defined in the Vectren

Corporation Nonqualified Deferred Compensation Plan effective January 1, 2005, as amended) shall not be made or commence until the earlier of the date of the Participant’s death or the first day after expiration of the six-month period immediately following the date of Termination of Employment and all payments that would have been made during such period shall be accumulated and paid on the first day after the earlier of death or expiration of such period.

Section 3.06     Elections.     In order to elect installments under Section 3.01(a) or a joint and one-half survivor annuity, lump sum or installments under Section 3.02, 3.03 or 3.04, the Participant must complete, execute and return to the Administrator a form properly making such an election within thirty (30) days after he or she first becomes eligible to participate in this Plan. A Participant may change his election from one form of annuity to another actuarially equivalent form of annuity under Section 3.02, 3.03 or 3.04 at any time prior to commencement of his benefits in accordance with such procedures as the Company may establish.  Any other change in the form or timing of distributions hereunder must be made at such time and in accordance with such procedures as the Company may establish; provided, however, that any such change:

(a)           may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)           must, for benefits distributable as of a specified date or Termination of Employment, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)           must take effect not less than twelve (12) months after the election is made; and

(d)           in the case of a distribution to be made as of a specified date, must be made at least twelve (12) months before the first scheduled payment.

Section 3.07     Transition Period Election.    Subject to the terms and conditions of the Plan, each individual who is a Participant in the Plan prior to December 31, 2008, may elect the form of payment of his Plan benefit by filing a written election with the Administrator, no later than December 31, 2008, in a form and manner and subject to such limitations as the Administrator in its sole discretion may establish, subject to the following:

(a)           an election pursuant to this Section shall be available only to the extent that payment would not otherwise be made in the year in which the election is made; and

(b)           such election shall not be effective if it would cause payment to be made in the year in which the election is made that would not otherwise be made in such year.

ARTICLE IV
ADMINISTRATION

Section 4.01     Delegation of Responsibility.    The Company may delegate its duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.  However, the ultimate responsibility for the administration of this Plan shall remain with the Company.

Section 4.02     Payment of Benefits.    The benefits under this Plan shall be paid solely from the general assets of the Company.  No Participant or his Spouse shall have any interest in any specific assets of the Company under the terms of this Plan.  This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between a Participant and the Company.

Section 4.03     Construction of Plan.    The Company shall have the power to construe this Plan and to determine all questions of fact or law arising under it.  It may correct any  defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem appropriate.  All acts and determinations of the Company shall be final and conclusive on the Company, the Participants, the Spouses of deceased Participants and on any and all other persons who may be affected by, or have an interest in, this Plan.

ARTICLE V
MISCELLANEOUS

Section 5.01     Amendment or Termination of Plan.    This Plan may be amended, modified or terminated by the Board; provided, however, that no such amendment, modification or termination shall have the effect of reducing the benefits currently in pay status to a Participant or, if applicable, his Spouse or the benefits that would have been payable hereunder if a Participant’s employment with the Company had been terminated without Cause by the Company immediately before such amendment, modification or termination.  Notwithstanding anything to the contrary in this Section 5.01, each Participant’s benefit shall be distributed immediately in a lump sum if this Plan terminates in the following circumstances:

(a)           Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer as described in Section 409A(2)(A)(v) of the Code, provided that termination of this Plan was effected through an irrevocable action taken by the Employer and provided further that all distributions are made no later than twelve (12) months following such termination of the Plan and that all the Employer’s arrangements which are substantially similar to the Plan are terminated so all Participants and any participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)           Upon the Employer’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in each Participant's gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)           Upon the Employer’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this Plan does not occur proximate to the downturn in the financial health of the Employer and provided further that the Employer does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination; then the Employer may distribute the amount the present value of the benefits payable to each Participant under this Plan upon his Termination of Employment.

Section 5.02     Successors.    This Plan and the obligations hereunder shall be binding on any successor of the Company.

Section 5.03     Duration of Plan.    Subject to Section 5.01, this Plan shall terminate at the date on which the final benefit payment has been made pursuant to the terms of this Plan.

Section 5.04     Choice of Law.    This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

Section 5.05     No Employment Contract.    This Plan shall not be construed as an agreement, consideration or inducement of employment or as affecting in any manner the rights or obligations of the Company or of any Participant to continue or to terminate the employment relationship at any time.

Section 5.06     Non-Alienation.    No person shall have any right to anticipate, pledge, alienate or assign any rights under this Plan, and any effort to do so shall be null and void.  The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

Section 5.07     Gender and Number.    Words in the one gender shall be construed to include the other genders where appropriate; words in the singular or plural shall be construed as being in the plural or singular where appropriate.

Section 5.08     Headings.    The headings in this Plan are solely for convenience of reference and shall not affect its interpretation.

Section 5.09     Distributions upon Income Inclusion under Section 409A of the Code.   Upon the inclusion of any amount into the Participant’s income as a result of the failure of this Plan to comply with the requirements of Section 409A of the Code a distribution not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Plan to comply with Section 409A of the Code and the regulations promulgated thereunder.

This amended and restated Plan has been executed on this 17th day of December, 2008 to be effective as of January 1, 2005.

VECTREN CORPORATION

By:

Its:	Chairperson of the Compensation and Benefits Committee of the Board

VECTREN CORPORATION
UNFUNDED SUPPLEMENTAL RETIREMENT PLAN
FOR A SELECT GROUP OF MANAGEMENT EMPLOYEES

SCHEDULE A

Revised Effective July 19, 2007

NAME

Niel C. Ellerbrook

Carl L. Chapman

Jerome A. Benkert, Jr.

Ronald E. Christian

Andrew E. Goebel (Retired)

William S. Doty

Christopher M. Crawford (Retired)

Robert D. Stegner (Retired)

Jack L. Diley (Retired)

Kenneth J. Roberts (Retired)

Wendell L. Thaler (Retired)

Lawrence A. Ferger  (Retired)

Paul T. Baker  (Retired)

Anthony E. Ard  (Retired)

Stephen E. Williams  (Retired)

James Gordon Hurst (Retired)

A-1

EXHIBIT A

December 31, 2000 Company Contributions Account

Participant Name	Bank Balance

Benkert	$95,201.00
Chapman	$116,430.00
Christian	$125,914.00
Ellerbrook	$174,145.00
Doty	$11,672.00

A-1